EXHIBIT 99.6


FACTS ABOUT CONVERSION


The Board of Directors of Montgomery Savings ("Montgomery" or the "Association") unanimously adopted a Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank.

This brochure answers some of the most frequently asked questions about the Plan and about your opportunity to invest in Montgomery Financial Corporation, (the "Holding Company"), the newly formed corporation that will serve as holding company for Montgomery Savings following the conversion.

Investment in the stock of Montgomery Financial Corporation involves certain risks. For a discussion of these risks, other factors, and a complete description of the offerings investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors".

WHY  ARE  THE  MHC  AND  MONTGOMERY  CONVERTING  TO THE  STOCK  HOLDING  COMPANY
STRUCTURE?


The stock holding company structure is a more common form of ownership than the mutual holding company structure and offers the ability to diversify the Company's and the Association's business activities. The Conversion will increase both the capital base of the Association and the number of outstanding shares, which will increase the likelihood of the development of an active and liquid market for the Common Stock of the Company.

WILL THE PLAN AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?


No. The Plan will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your savings account is not being converted to stock.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION COMMUNITY OFFERINGS?


Depositors of Montgomery as of certain dates, Montgomery's Employee Stock Ownership Plan, Montgomery's public stockholders and members of the general public.

HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?


Montgomery Financial Corporation is offering up to XXXXXXX shares of common stock, subject to adjustment as described in the Prospectus, at a price of $10.00 per share through the Prospectus.

I AM AN EXISTING STOCKHOLDER.  HOW WILL MY STOCK BE TREATED?


The Plan of Conversion ensures that existing shareholders of the Association will own the same aggregate percentage of the Company's Common Stock as they own of the Association, adjusted downward pursuant to OTS policy to reflect dividends declared by the Association and waived by the MHC. Depending upon where the offering closes in the Offering Range, and Exchange Ratio ranging from approximately XXX to XXX Exchange Shares of Company Common Stock will be applied to each share of Association Common Stock.

HOW MUCH STOCK MAY I BUY?


The minimum order is 25 shares. In each of the Subscription Offering, the Community Offering or any Syndicated Offering, the maximum purchase for any person including associates is 20,000 shares, including any Exchange Shares to which such person may be entitled as a shareholder of the Association.

DO MEMBERS HAVE TO BUY STOCK?


No. However, the Plan will allow Montgomery Saving's depositors and certain borrowers an opportunity to buy stock and become charter shareholders of the holding company for the local financial institution with which they do business.

HOW DO I ORDER STOCK?


You must complete the enclosed Stock Order Form and Certification Form. Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order must be received by Noon, Crawfordsville, Indiana, Time, on Xxxxx XX, 1997.

HOW MAY I PAY FOR MY SHARES OF STOCK?


First, you may pay for stock by check, cash or money order. Interest will be paid by Montgomery Savings on these funds at the current passbook rate from the day the funds are received until the completion or termination of the Plan. Second, you may authorize us to withdraw funds from your Montgomery savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Plan. Montgomery will waive any early withdraw penalties on certificate accounts used to purchase stock.

CAN I PURCHASE SHARES USING FUNDS IN MY BANK IRA ACCOUNT?


Federal regulations do not permit the purchase of conversion stock from your existing Bank IRA account. Please call our Stock Information Center for additional information.

WILL THE STOCK BE INSURED?


No. Like any other common stock, the Holding Company's stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?


The Board of Directors of the Holding Company intends to pay a cash dividend in the future, subject to regulatory limits and requirements. No decision has been made as to the amount or timing of such dividends, if any.

HOW WILL THE STOCK BE TRADED?


The Company's stock will trade on the Nasdaq National Market under the symbol "XXXX". However, no assurance can be given that an active and liquid market will develop.

MUST I PAY A COMMISSION?


No. You will not be charged a commission or fee on the purchase of shares in the Plan

SHOULD I VOTE?


Yes.  Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?


If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

HOW MANY VOTES DO I HAVE?


Your proxy card(s) show(s) the number of votes you have. Every depositor and certain borrowers entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date on each of the proposals presented.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?


Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK INFORMATION CENTER BETWEEN 9:00 A.M. AND 4:30 P.M. MONDAY THROUGH THURSDAY OR FRIDAY BETWEEN 9:00 A.M. AND 6:00 P.M., CRAWFORDSVILLE, INDIANA TIME.

                     STOCK INFORMATION CENTER (XXX) XXX-XXXX


                        Montgomery Financial Corporation
                               119 E. Main Street
                          Crawfordsville, Indiana 47933
                     Phone (XXX) XXX-XXXX Fax (XXX) XXX-XXXX




                                 STOCK OFFERING
                                    QUESTIONS
                                       AND
                                     ANSWERS


Montgomery Financial
Corporation










THE STOCK OFFERED IN THE CONVERSION IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED. THIS IS NOT AN OFFER TO SELL OR A SOLICIATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS ACCOMPANIED BY A STOCK ORDER FORM AND CERTIFICATION FORM.